Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-209466 and Form S-8 File No. 333-134245 and No. 333-40413 of Milestone Scientific Inc. of our report dated April 6, 2016, relating to the consolidated financial statements, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP
New York, New York
April 6, 2016